CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement on Form N-14 of our reports dated February 24, 2012 and May 22, 2012, relating to the financial statements and financial highlights which appear in the December 31, 2011 and March 31, 2012 Annual Report to Shareholders of Virtus Value Equity Fund (constituting Virtus Insight Trust) and Virtus Quality Large Cap Value Fund (constituting Virtus Equity Trust) respectively, which are also incorporated by reference into the Prospectus/Proxy Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Proxy Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, PA

July 9, 2012